Exhibit (s)(3)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE OFFERINGS OF DEBT SECURITIES]

PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20 )

$

% [Senior] [Subordinated] [Secured] Notes due

PennantPark Floating Rate Capital Ltd., a Maryland corporation, or the Company, we or our, is offering $ in aggregate principal amount of % senior [subordinated] [secured] notes due , which we refer to as the “Notes.” The Notes will mature on , . We will pay interest on the Notes on , , and of each year, beginning on , . We may redeem the Notes in whole or in part at any time or from time to time on or after , at the redemption prices set forth under the caption “Specific Terms of the Notes and the Offering-Optional Redemption” in this prospectus supplement. The Notes will be issued in minimum denominations of $ and integral multiples of $ in excess thereof.

The Notes will be our direct senior [subordinated] [secured/unsecured] obligations and rank pari passu with all outstanding and future [secured/unsecured] [unsubordinated/subordinated] indebtedness.

[We intend to list the Notes on , and we expect trading in the Notes on to begin within days of the original issue date. The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently, there is no public market for the Notes.]

We are a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act.

Our investment objectives are to generate current income and capital appreciation by investing primarily in Floating Rate Loans and other investments made to U.S. middle-market private companies. Floating Rate Loans or variable rate investments pay interest at variable rates, which are determined periodically, on the basis of a floating base lending rate such as the London Interbank Offered Rate, or LIBOR, with or without a floor plus a fixed spread. We can offer no assurances that we will achieve our investment objectives.

We are externally managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read them before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us in writing at 590 Madison Avenue, New York, NY 10022 or by calling us collect at (212) 905-1000 or on our website at www.pennantpark.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage and dilution. Before buying any Notes, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page of this prospectus supplement and page of the accompanying prospectus.

Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		$000,000		$000,000
	Per Note		Total
Public offering price	$		$

Estimated sales load	$		$

Proceeds to PennantPark Floating Rate Capital Ltd. (before estimated expenses)(1)	$		$

(1) We estimate that we will incur offering expenses of approximately $ connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.

The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from , and must be paid by the purchaser if the Notes are delivered after , .

The underwriters may also purchase up to an additional $ total aggregate principal amount of the Notes offered hereby, to cover over-allotments, if any, within days of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $ , the total sales load (underwriting discounts and commissions) will be $ , and total proceeds, before estimated expenses, will be $ .

Delivery of the Notes in book-entry form through The Depository Trust Company will be made on or about             .

, 20

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page

Prospectus Supplement Summary

Specific Terms Of The Notes And The Offering

Risk Factors

Forward-Looking Statements

Use of Proceeds

Ratio of Earnings to Fixed Charges

Capitalization

Selected Financial Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Underwriting

United States Federal Income Tax Consequences

Legal Matters

PROSPECTUS

Page

Prospectus Summary

Fees and Expenses

Risk Factors

Forward-Looking Statements

Use of Proceeds

Selected Financial Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Senior Securities

Obligations and Indebtedness

Price Range Of Common Stock

Sales of Common Stock Below Net Asset Value

Distributions

Business

Investment Objectives and Policies

Portfolio Companies

Management

Control Persons and Principal Stockholders

Certain Relationships and Transactions

Determination of Net Asset Value

Dividend Reinvestment Plan

Description of Our Capital Stock

Description of Our Preferred Stock

Description of Our Warrants

Description of Our Subscription Rights

Description of Our Debt Securities

Regulation

Brokerage Allocations and Other Practices

Material U.S. Federal Income Tax Considerations

Plan of Distribution

Custodian, Transfer Agent and Trustee

Legal Matters

Independent Registered Public Accounting Firm

Index to Financial Statements

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus when considering whether to purchase any securities offered by this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus before investing in our securities.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. Some of the statements in this prospectus supplement constitute forward-looking statements, which apply to both us and any consolidated subsidiaries, as applicable, and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this prospectus supplement. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement. In this prospectus supplement if any except where the context suggests otherwise: the terms “we,” “us,” “our,” and “Company” refer to PennantPark Floating Rate Capital Ltd. and its consolidated subsidiary; “Funding I” or “our subsidiary” refers to our consolidated subsidiary, PennantPark Floating Rate Funding I, LLC; “PennantPark Investment Advisers” or “Investment Adviser” refers to PennantPark Investment Advisers, LLC; and “PennantPark Investment Administration” or “Administrator” refers to PennantPark Investment Administration, LLC.

General Business of PennantPark Floating Rate Capital Ltd.

PennantPark Floating Rate Capital Ltd. is a BDC whose objectives are to generate current income and capital appreciation by investing primarily in Floating Rate Loans and other investments made to U.S. middle-market private companies.

We believe that Floating Rate Loans to U.S. middle-market private companies offer attractive risk adjusted returns due to a limited amount of capital available for such companies and the potential for rising interest rates. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. We may also invest in public middle-market U.S. companies that are thinly traded or have a small market-capitalization. Our investments are typically rated below investment grade. Securities rated below investment grade are often referred to as “leverage loans” or “high yield” securities or “junk bonds” and are often higher risk compared to debt instruments that are rated above investment grade and have speculative characteristics. However, when compared to junk bonds and other non-investment grade debt, Floating Rate Loans typically have more robust capital-preserving qualities, such as reduced credit risk, and have historically had lower default rates than junk bonds. Floating Rate Loans are typically the most senior source of capital in a borrower’s capital structure and often have certain of the borrower’s assets pledged as collateral. Our investments may have terms of three to ten years and are made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions.

Under normal market conditions, we generally expect that at least 80% of the value of our Managed Assets, which means our net assets plus any borrowings for investment purposes, will be invested in Floating Rate Loans and investments with similar economic characteristics, including cash equivalents invested in money market funds. We generally expect that senior secured loans, or first lien loans, will represent at least 65% of our overall portfolio. We also generally expect to invest up to 35% of our overall portfolio opportunistically in other types of investments, including second-lien, high yield, mezzanine and distressed debt securities and equity investments. Our investment size may generally range between $1 million and $20 million, on average, although we expect that this investment size will vary proportionately with the size of our capital base.

Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. The turmoil in the credit markets in recent years has adversely affected each of these factors and has resulted in a broad-based reduction in the demand for middle-market debt instruments. These conditions may present us with attractive investment opportunities, as we believe that there are many middle-market companies that need senior secured and mezzanine debt financing. We have used, and expect to continue to use, our Credit Facility, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.

Organization and Structure of PennantPark Floating Rate Capital Ltd.

PennantPark Floating Rate Capital Ltd., a Maryland corporation organized on October 28, 2010, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a BDC under the 1940 Act. In addition, for tax purposes we intend to be treated, and intend to qualify annually, as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our first fiscal year ended September 30, 2011.

Our Investment Adviser and Administrator

We utilize the investing experience and contacts of PennantPark Investment Advisers in developing an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 20 years of experience in the mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across economic and market cycles. We believe this experience and history have resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our Investment Adviser’s inception in 2007, it has raised over $1.4 billion in debt and equity capital and has invested over $1.7 billion in more than 175 companies with over 80 different financial sponsors through its managed funds.

Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC. The Administrator oversees the determination and publication of our net asset value, oversees the preparation and filing of our tax returns, monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator provides, on our behalf, managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Risk Factors—Risks Relating to our Business and Structure—There are significant potential conflicts of interest which could impact our investment returns” in the accompanying prospectus for more information.

Market Opportunity

We believe that the limited amount of capital available to the middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for us. From our perspective, middle market companies have faced difficulty raising debt capital in both the capital markets and private markets. As a result of the difficulties in the credit markets and fewer sources of capital for middle market companies, we see opportunities for improved risk-adjusted returns. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete transactions and a substantial supply of refinancing opportunities, there is an opportunity to attain appealing risk-adjusted returns with debt investments. We also believe there is a substantial supply of opportunities resulting from refinancing of middle-market companies. See “Business” in the accompanying prospectus for more information.

Competitive Advantages

We believe that we have competitive advantages over other capital providers in middle-market companies, such as a management team with an average of over 20 years of experience, a disciplined investment approach with strong value orientation, an ability to source and evaluate transactions through our Investment Adviser’s research capability and established network and flexible transaction structuring that allows for us to invest across the capital structure coupled with a longer investment horizon with an attractive publicly traded model. See “Business” in the accompanying prospectus for more information.

Competition

Our primary competitors provide financing to middle-market companies and include other BDCs and closed-end funds, commercial and investment banks, commercial finance companies, collateralized loan obligation, or CLO, funds and, to the extent they provide an alternative form of financing, private equity funds. Additionally, alternative investment vehicles, such as hedge funds, frequently invest in middle-market companies. As a result, competition for investment opportunities in middle-market companies can be intense. However, we believe that there has been a reduction in the amount of debt capital available to middle-market companies since the downturn in the credit markets in mid-2007. We believe this has resulted in a less competitive environment for making new investments. See “Risk Factors — Risks Relating to our Business and Structure — We operate in a highly competitive market for investment opportunities” in the accompanying prospectus for more information.

Leverage

We maintain a five-year, $100.0 million credit facility, or the Credit Facility, which matures on June 23, 2016 with SunTrust Robinson Humphrey, Inc., or STRH. During the Credit Facility’s first three years, or the revolving period, it bears interest at a commercial paper rate that approximates LIBOR plus 225 basis points, and after the revolving period, the rate sets to LIBOR plus 425 basis points for the remaining two years. The Credit Facility is secured by all of the assets held by Funding I, under which we had drawn $ million outstanding with a weighted average interest rate of %, excluding the unused commitment fee of 0.50%, as of , 201 . The Credit Facility permits, subject to satisfaction of certain conditions, an accordion feature whereby the Credit Facility can be expanded to $600.0 million. We believe that our capital resources provide us with the flexibility to take advantage of market opportunities when they arise. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in the accompanying prospectus for more information.

Operating and Regulatory Structure

Our investment activities are managed by PennantPark Investment Advisers and supervised by our board of directors, a majority of whom are independent of us. Under our investment management agreement, or the Investment Management Agreement, we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. See “Certain Relationships and Transactions—Investment Management Agreement” in the accompanying prospectus for more information.

We have also entered into an administration agreement, or the Administration Agreement, with the Administrator. Under our Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under our Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs. See “Certain Relationships and Transactions—Administration Agreement” in the accompanying prospectus for more information.

As a BDC, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation” and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information.

Use of Proceeds

We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our then-outstanding obligations under our Credit Facility, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for information regarding our outstanding borrowings as of , 20 , the corresponding interest rate charged on such borrowings as of that date and the length of time that it may take us to invest any proceeds in new or existing portfolio companies.

Our Corporate Information

Our administrative and principal executive offices are located at 590 Madison Avenue, 15th Floor, New York, NY 10022. Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PFLT.” Our phone number is (212) 905-1000, and our Internet website address is www.pennantpark.com. Information contained on our website is not incorporated by reference into this prospectus supplement or in the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or in the accompanying prospectus. We file periodic reports, proxy statements and other information with the SEC. You may read and copy the materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains material that we file with the SEC on the EDGAR Database.

Risk Factors

The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page     of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in the Notes.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

Issuer	PennantPark Floating Rate Capital Ltd.

Title of the securities	% Senior [Subordinated] [Secured] Notes due

Initial aggregate principal amount being offered	$

Overallotment option	The underwriters may also purchase from us up to an additional $ aggregate principal amount of Notes to cover overallotments, if any, within days of the date of this prospectus supplement.

Initial public offering price	% of the aggregate principal amount

Principal payable at maturity	% of the aggregate principal amount; the principal amount of each Note will be payable on its stated maturity date at the office of the Paying Agent, Registrar and Transfer Agent for the Notes or at such other office in The City of New York as we may designate.

Type of Note	[Fixed/Floating] rate note

Interest rate	% per year

Day count basis	360-day year of twelve 30-day months

Original issue date

Stated maturity date

Date interest starts accruing

Interest payment dates	Each , , and , commencing , . If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods	The initial interest period will be the period from and including , to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Each , , and , commencing ,

Additional Amounts Payable	List any additional amounts payable in respect of any tax, assessment or governmental charge]

Conversion/Exchange	List any provisions for convertibility or exchangeability of the debt securities into or for any other securities.]

Specified currency	U.S. Dollars

Place of payment	New York City

Ranking of Notes	The Notes will be our direct [un]secured obligations and will rank:

pari passu with our other outstanding and future senior [un]secured indebtedness, including [ ];

senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

[effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, including [ ]]; and

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, financing vehicles or similar facilities[, including ].

Collateral	Our obligations with respect to the Notes and the performance of all of our other obligations under the indenture governing the Notes will be secured equally and ratably with our obligations under any other pari passu debt by a [first/second] priority security interest over [describe assets over which security is being granted].

Denominations	We will issue the Notes in denominations of $ and integral multiples of $ in excess thereof.

Business day	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or required by law or executive order to close.

Optional redemption	The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after , , upon not less than days nor more than days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $ per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with the 1940 Act to the extent applicable.

If we redeem only some of the Notes, the Trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act, to the extent applicable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of Holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance	The Notes are subject to defeasance by us.

Covenant defeasance	The Notes are subject to covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company, DTC, or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	American Stock Transfer & Trust Company, LLC

Other covenants	In addition to the covenants described in the prospectus attached to this prospectus supplement, the following covenants shall apply to the Notes:

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A), as modified by Section 61(a)(1) of the 1940 Act, or any successor provisions.

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within days of our fiscal year end, and unaudited interim consolidated financial statements, within days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

[Listing	We intend to list the Notes on [ ] within [ ] days of the original issue date.]

Global Clearance and Settlement Procedures	Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the issuer, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

[RISK FACTORS]

Before you invest in our securities, you should be aware of various risks, including those described below and in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of or value of our notes may decline, and you may lose all or part of your investment.

[The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have currently incurred and may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of [ ], we had $[ ] million outstanding under our Credit Facility. Our Credit Facility is secured by certain of our assets and the indebtedness thereunder is therefore effectively senior to the Notes to the extent of the value of such assets.]

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of PennantPark Floating Rate Capital Ltd. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries would be structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture governing the Notes will contain limited protection for holders of the Notes.

The indenture governing the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

[issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and [therefore] rank [effectively] senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and [which therefore] is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A), as modified by Section 61(a)(1) of the 1940 Act, or any successor provisions;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.]

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity except as required by the 1940 Act.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Certain of our current debt instruments include more protections for their holders than the indenture and the Notes. In addition, other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

An active trading market for the Notes may not develop, which could limit the market price of the Notes or your ability to sell them. [Because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than similar securities without such a rating.]

The Notes are a new issue of debt securities for which there currently is no trading market. [Although we expect the Notes to be listed on ,] we cannot provide any assurances that an active trading market will develop for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. [Moreover, because one or more rating agencies have assigned the Notes a non-investment grade rating, the Notes may be subject to greater price volatility than securities of similar maturity without such a non-investment grade rating.] The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains statements that constitute forward-looking statements, which relate to us and our consolidated subsidiary regarding future events or our future performance or financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our prospective portfolio companies;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	the impact of investments that we expect to make;

•	the impact of fluctuations in interest rates on our business;

•	our contractual arrangements and relationships with third parties;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	the ability of our prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies; and

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. You should not place undue reliance on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in the accompanying prospectus entitled “Risk Factors” and elsewhere in this prospectus supplement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved.

We have based the forward-looking statements included in this prospectus supplement on information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through supplemental prospectus that we in the future may file with SEC including annual and quarterly reports on Form 10-K/Q and current reports on Form 8-K.

You should understand that, under Sections 27A(b)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E(b)(2)(B) of the Exchange Act the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of $ aggregate principal amount of Notes in this offering will be approximately $        million (or approximately $        million if the underwriters fully exercise their overallotment option), after deducting the underwriting discounts and commissions of $        million (or approximately $        million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $        payable by us.

We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce outstanding obligations under our credit facility, to invest in new or existing portfolio companies or for other general corporate purposes. Affiliates of certain of the underwriters serve as lenders under our Credit Facility and thereby may receive proceeds from this offering that are used to reduce our outstanding obligations under our Credit Facility.

As of         , 20 , we had $ million of unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $         million in borrowings outstanding under our $100.0 million Credit Facility. Borrowings under our Credit Facility bear interest at a commercial paper rate that approximates LIBOR plus 225 basis points per annum for the first three years, or the revolving period, and the rate resets to LIBOR plus 425 basis points for the remaining two years. At         , 20 , the interest rate at that time was         %. The Credit Facility is a revolving facility with a stated maturity date of June 23, 2016 and is secured by all of the assets held by Funding I. Amounts repaid under our Credit Facility remain available for future borrowings during the revolving period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources” in the accompanying prospectus for more information.

We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding obligations under our credit facility, which may dilute our net asset value per share, or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. The management fee payable by us will not be reduced while our assets are invested in any such securities. See “Regulation-Temporary Investments” in the accompanying prospectus for more information.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

CAPITALIZATION

The following table sets forth our cash and capitalization at ,                 20       (1) on an actual basis and (2) on an as-adjusted basis to reflect the effects of the sale of $ aggregate principal amount of Notes after deducting the underwriting discounts and commissions of $ million payable by us and estimated offering expenses of approximately $                    . The as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and in the accompanying prospectus. You should also read this table with our consolidated financial statements and notes thereto, in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and the accompanying prospectus.

		00000000			00000000
As of , 20 (unaudited)
	Actual			As adjusted for the offering
Cash and cash equivalents	$			$

Total assets

Borrowings under senior secured Credit Facility (cost-$ )

Stockholders’ Equity
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, as-adjusted, respectively.
Paid in capital in excess of par

Undistributed net investment income

Accumulated net realized loss on investments		(	)		(	( )

Net unrealized appreciation on investments

Net unrealized depreciation on Credit Facility

Total stockholders’ equity

Total capitalization	$			$

SELECTED FINANCIAL DATA

We have derived the financial information below from our audited and unaudited financial data and, in the opinion of management, such information reflects all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the results of such periods. The Consolidated Statement of Operations data, Per share data and Consolidated Statement of Assets and Liabilities data for the three months ended December 31, 2011 are derived from our unaudited Consolidated Financial Statements. The selected financial data for the period from March 4, 2011 (commencement of operations) through September 30, 2011 are derived from our Consolidated Financial Statements which have been audited by KPMG LLP, our independent registered public accounting firm. This selected financial data should be read in conjunction with our Consolidated Financial Statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the accompanying prospectus.

	Three Months ended December 31, 2011	For the period from March 4, 2011 (commencement of operations) through September 30, 2011
(Dollar amounts in thousands, except per share data)
Consolidated Statement of Operations data:
Total investment income	$2,467	$2,947

Total expenses before debt issuance costs	1,092	1,260	(1)

Net investment income	1,375	320

Net realized and unrealized gain (loss)	1,730	(3,793)

Net increase (decrease) in net assets resulting from operations	3,105	(3,473)

Per share data:

Net asset value (at period end)	13.68	13.44

Net investment income(2)	0.20	.05

Net realized and unrealized gain (loss)(2)	0.25	(0.56)

Net increase (decrease) in net assets resulting from operations(2)	0.45	(0.51)

Distributions declared(2),(3)	0.21	0.25

Consolidated Statement of Assets and Liabilities data (at period end):

Total assets	142,841	121,075

Total investment portfolio	129,328	110,724

Borrowings outstanding(4)	34,749	24,650

Payable for investments purchased and unfunded investments	12,927	3,313

Total net asset value	93,739	92,072

Other data:

Total return(5)	(0.45)%	(28.1)%

Number of portfolio companies (at period end)(6)	45	38

Yield on debt portfolio (at period end)(6)	8.3%	8.0%

(1)	Included start-up and organizational costs. Total expenses after debt issuance costs are $2,626.
(2)	Based on the weighted average shares outstanding for the respective periods.
(3)	Determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under U.S. generally accepted accounting principles, or GAAP.
(4)	At fair value in the case of our Credit Facility.
(5)	Based on the change in market price per share during the periods and takes into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan. Total return is not annualized for a period less than one year.
(6)	Unaudited.

Selected Quarterly Data (Unaudited)

(dollar amounts in thousands, except per share data)

00000000
2012
Q1
Total investment income	$2,467
Net investment income	$1,375
Net realized and unrealized gain	$1,420
Net increase in net assets resulting from operations	$3,105
Earnings per common share	$0.45
Net asset value per share at the end of the quarter	$13.68
Market value per share at the end of the quarter	$10.30

	00000000	00000000
	2011
	Q4	Q3
Total investment income	$2,048	$899
Net investment income (loss)	$1,203	$(883)
Net realized and unrealized (loss) gain	$(4,012)	$219
Net decrease in net assets resulting from operations	$(2,809)	$(664)
Loss per common share	$(0.51)	$(0.10)
Net asset value per share at the end of the quarter	$13.44	$14.06
Market value per share at the end of the quarter	$10.55	$12.69

(1)	From March 4, 2011 (commencement of operations) through March 31, 2011, there was only a seed capital investment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the selected financial data and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Form 10-Q prior to offering.]

The SEC requires that estimated “Total Annual Expenses” be calculated as a percentage of net assets in the chart on page [__] of this prospectus supplement rather than as a percentage of total assets. Total assets include assets that have been funded with borrowed money (leverage). For reference, the chart below illustrates our estimated “Total Annual Expenses” as a percentage of total assets:

Estimated Annual Expenses (as a Percentage of Average Total Assets)

00000000
Base management fees	(1)
Incentive fees payable under the Investment Management Agreement	(2)
Interest payments on borrowed funds	(3)
Other expenses	(4)

Total annual expenses	— % (5)

(1)	The contractual management fee is calculated at an annual rate of % of our average adjusted gross assets. See “Certain Relationships and Transactions—Investment Management Agreement” in the accompanying prospectus for more information.

(2)	The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the months ended , 20 , annualized for a full year. Such incentive fees are based on performance, vary from year to year and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As of 20 , our unrealized capital gains did not exceed our cumulative realized and unrealized capital losses. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the months ended, 20 . For more detailed information about the incentive fee, please see “Certain Relationships and Transactions-Investment Management Agreement” in the accompanying prospectus.

(3)	As of , 20 , we had $ million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $ million (including a $ million temporary draw) in borrowings outstanding under our $ million Credit Facility. We may use proceeds of this offering to repay outstanding obligations under our Credit Facility. After completing any such offering, we may continue to borrow under our Credit Facility to finance our investment objectives under the terms of our Credit Facility. We have estimated the annual interest expense on borrowed funds and caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing, which may be substantially higher than the estimate provided in this table. See “Risk Factors-Risks Relating To Our Business and Structure-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” for more information.

(4)	“Other expenses” includes our general and administrative expenses, professional fees, directors’ fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the months ended , 20 , annualized for a full year. See the Consolidated Statement of Operations in our Consolidated Financial Statements in the accompanying prospectus.

(5)	The table above is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear as a percentage of our average gross assets as of , 20 . However, we caution you that these percentages are estimates and may vary with changes in the market value of our investments, the amount of equity capital raised and used to invest in portfolio companies and changes in the level of expenses as a percentage of our gross assets. We may borrow money to leverage our net assets and increase our total assets and such leverage will affect both the total annual expenses and gross assets used in deriving the ratios in the above table. Thus, any differences in the estimated expenses and the corresponding level of average asset balances will affect the estimated percentages and those differences could be material.

UNDERWRITING

We intend to offer the Notes through the underwriters named in the table below.             ,             ,             are acting as joint bookrunners and representatives of the several underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the aggregate principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are committed to purchase all of the Notes included in this offering, other than those Notes covered by the over-allotment option described below, if they purchase any of the shares. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities

Commissions and Discounts

We will pay an underwriting discount of % per Note, including Notes purchased pursuant to the over-allotment option.

The following table shows the total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Note	Without Option	With Option
Public offering price	$	$	$

Underwriting discount	$	$	$
Proceeds to PennantPark Floating Rate Capital Ltd. (before offering expenses of $ )	$	$	$

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

Over-Allotment Option

We have granted an option to the underwriters to purchase up an addition $ aggregate principal amount of the Notes offered hereby at the public offering price. The underwriters may exercise this option for days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

    [No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any Notes for             days after the date of this prospectus supplement without first obtaining the written consent of       .

Our executive officers and directors, PennantPark Investment Advisers, LLC, and Pennant Park Investment Administration, LLC have agreed, with exceptions, not to sell or transfer any Notes for             days after the date of this prospectus supplement without first obtaining the written consent of           . ]

Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on . We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.

Price Stabilization and Short Positions

Until the distribution of the Notes is completed, SEC rules may limit the underwriters from bidding for and purchasing our Notes. However, the underwriters may engage in transactions that stabilize the price of the Notes, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the Notes in connection with the offering, (i.e., if they sell more Notes than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing Notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In making this determination, the underwriters will consider, among other things, the price of Notes available for purchase in the open market compared to the price at which the underwriters may purchase Notes through the over-allotment option. Purchases of Notes to stabilize its price or to reduce a short position may cause the price of the Notes to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Delivery

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited number of Notes for sale to their online brokerage customers.

Other Relationships

The underwriters and their affiliates have provided in the past to PennantPark Floating Rat Capital Ltd. and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with or on behalf of PennantPark Floating Rate Capital Ltd. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to us.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to PennantPark Investment or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to PennantPark Floating Rate Capital Ltd. or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding PennantPark Floating Rate Capital Ltd. to our stockholders.

Affiliates of certain of the underwriters serve as lenders under our credit facility. Some of the underwriters and their affiliates were underwriters in connection with our initial public offering and follow-on public offerings for which they received customary fees. Affiliates of the underwriters may receive part of the proceeds of the offering by reason of the repayment of certain amounts outstanding under our credit facility.

The principal business address of the underwriters are             ,             ,             .

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes.]

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Floating Rate Capital Ltd. by Dechert LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Dechert LLP has from time to time represented the underwriters, PennantPark Floating Rate Capital Ltd. and the Investment Adviser on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by                                     .